Exhibit 3.5
CERTIFICATE OF FORMATION
OF
EV MANAGEMENT, LLC
     This Certificate of Formation of EV Management, LLC (the “LLC”), is being duly executed and filed by Vicki Martin-Odette as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).
     FIRST. The name of the limited liability company formed hereby is:
EV Management, LLC
     SECOND. The address of the registered office of the LLC in the State of Delaware is:
c/o The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801
     THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are:
The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 10th day of April, 2006.

/s/ Vicki Martin-Odette

Vicki Martin-Odette, Authorized Person